As filed with the Securities and Exchange Commission on February 9, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ESS TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	98-1550150
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
26440 SW Parkway Ave., Bldg. 83
Wilsonville, OR 97070
(Address of Principal Executive Offices, including zip code)
ESS Tech, Inc. 2021 Equity Incentive Plan
(Full title of the plan)
Eric P. Dresselhuys
Chief Executive Officer
26440 SW Parkway Ave., Bldg. 83
Wilsonville, OR 97070
(855) 423-9920
(Name, address and telephone number, including area code, of agent for service)
Copies to:

Mark B. Baudler Christoph Luschin Alexandra Perry Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Anthony Rabb Chief Financial Officer 26440 SW Parkway Ave., Bldg. 83 Wilsonville, Oregon 97070 (855) 423-9920

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT
ESS Tech, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “SEC”) to register additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the same employee benefit plan is effective. The number of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), available for grant and issuance under the 2021 Equity Incentive Plan (the “2021 Plan”) is subject to an annual increase on the first day of each fiscal year beginning with fiscal year 2022, in an amount equal to the least of (i) 15,260,000 shares, (ii) five percent (5%) of the outstanding shares of Common Stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of Common Stock determined by the 2021 Plan administrator. On January 1, 2024, the number of shares of the Registrant’s common stock available for grant and issuance under the 2021 Plan increased by 8,700,000 shares. This Registration Statement registers such additional shares of Common Stock.
In accordance with General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of (i) the registration statement on Form S-8 filed with the SEC on December 15, 2021 (File No. 333-261649), (ii) the registration statement on Form S-8 filed with the SEC on March 4, 2022 (File No. 333-263281), and (iii) the registration statement on Form S-8 filed with the SEC on March 2, 2023 (File No. 333-270211), to the extent supplemented, amended or superseded by the information set forth herein. In accordance with the instructional note to Part I of Form S-8 promulgated by the SEC, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(1)	Our Annual Report on Form 10-K (File No. 001-39525) for the fiscal year ended December 31, 2022 filed with the SEC on March 2, 2023 (the “Annual Report”);
(2)	The information specifically incorporated by reference into the Annual Report from our definitive proxy statement on Schedule 14A filed with the SEC on April 7, 2023 (File No. 001-39525);
(3)
Our Quarterly Reports on Form 10-Q (File No. 001-39525) for the quarterly periods ended March 31, 2023 (as filed with the SEC on May 10, 2023), June 30, 2023 (as filed with the SEC on August 9, 2023), and September 30, 2023 (as filed with the SEC on November 14, 2023).

(4)
Our Current Reports on Form 8-K (File No. 001-39525) filed with the SEC on April 14, 2023, May 3, 2023, May 22, 2023, August 29, 2023 and September 25, 2023 (other than information furnished rather than filed);

(5)
The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on October 8, 2021 pursuant to Section 12(b) of the Exchange Act, as updated by Exhibit 4.2 to the Annual Report, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC (including, without limitation, information furnished under Item 2.02 or Item 7.01 of Current Reports on Form 8-K and the exhibits related to such items furnished under Item 9.01) shall not be deemed incorporated by reference into this Registration Statement.
Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.
Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit or, with respect to an officer, in any action by or in the right of the corporation. Our certificate of incorporation, as amended, provides for this limitation of liability.
Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.
We have entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our certificate of incorporation, amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the board of directors pursuant to the applicable procedure outlined in our amended and restated bylaws.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
We currently maintain and expect to continue to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance, and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Item 8. Exhibits.
The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.
EXHIBIT INDEX

		Incorporated By Reference
Exhibit	Description	Form	File No.	Exhibit No.	Filing Date
4.1	Certificate of Incorporation of ESS Tech, Inc.	8-K	001-39525	3.1	October 15, 2021
4.2	Certificate of Amendment to the Certificate of Incorporation of ESS Tech, Inc.	8-K	001-39525	3.1	May 22, 2023
4.3	Amended and Restated Bylaws of ESS Tech, Inc.	10-Q	001-39525	3.2	November 3, 2022
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. with respect to the legality of the securities being registered
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto)
24.1*	Power of Attorney (contained on signature page hereto)
99.1†	2021 Equity Incentive Plan and form of award agreements thereunder	10-K	001-39525	10.9	March 2, 2023
107*	Calculation of Filing Fee Table

*	Filed herewith.
†	Indicates management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on February 9, 2024.

ESS TECH, INC.
By:	/s/ Eric P. Dresselhuys
Eric P. Dresselhuys
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric P. Dresselhuys and Anthony Rabb, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric P. Dresselhuys	Chief Executive Officer and Director	February 9, 2024
Eric P. Dresselhuys	(Principal Executive Officer)

/s/ Anthony Rabb	Chief Financial Officer	February 9, 2024
Anthony Rabb	(Principal Financial and Accounting Officer)

/s/ Harry Quarls	Chairman of the Board and Director	February 9, 2024
Harry Quarls

/s/ Michael Niggli	Founding Chairman and Director	February 9, 2024
Michael Niggli

/s/ Raffi Garabedian	Director	February 9, 2024
Raffi Garabedian

/s/ Kyle Teamey	Director	February 9, 2024
Kyle Teamey

/s/ Alexi Wellman	Director	February 9, 2024
Alexi Wellman